Exhibit 99.3

PRESS RELEASE

Aspen Announces Director Appointment

Hamilton, Bermuda, February 8, 2017 - Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) announces that Matthew Botein has been appointed to its Board of Directors (“Board”) as a Class I director and as a member of the Board’s Investment Committee.

Mr. Botein is a Managing Partner of Gallatin Point LLC, a private investment and advisory firm. Until recently, he was with BlackRock, Inc. (“BlackRock”) who he joined in 2009. Mr. Botein was appointed Head of BlackRock Alternative Investors in 2010 and held the positions of co-Head and Chief Investment Officer of the alternative investment unit until January 2017. He served as a Managing Director of BlackRock and was a member of the firm’s global operating committee.

Mr. Botein has extensive experience in the financial services industry and has managed portfolio investments in the banking, insurance, asset management, capital markets, and financial processing sectors. He served as a Director of Aspen from 2007 to 2011 and prior to that from 2002 until 2003.

Glyn Jones, Chairman of Aspen, said: “I am delighted that Matthew is joining the Aspen Board. His wealth of financial services experience, in particular in the areas of corporate finance, private equity and asset management, will be a great asset to Aspen. I would like to welcome Matthew back to the Aspen Board and I look forward to working with him in the future.”

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NOTES TO EDITORS:

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders' equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of "A" by Standard & Poor's Financial Services LLC, an "A" ("Excellent") by A.M. Best Company Inc. and an "A2" by Moody's Investors Service, Inc.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking" statements regarding future results and events, including, without limitation, statements regarding Board appointments. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "do not believe," "aim," "project," "anticipate," "seek," "will," "likely," "assume," "estimate," "may," "continue," "guidance," "objective," "outlook," "trends," "future," "could," "would," "should," "target," "on track" and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen's control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on February 19, 2016. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Head of Group Communications, Aspen
Steve.colton@aspen.co
+44 20 7184 8337